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                                                                   Exhibit 99.8


                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated __________________ (the "Issuance Agreement") by and between DoubleClick, Inc. (the "Corporation") and ____________________ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Issuance Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING A
                                CHANGE IN CONTROL

          1. To the extent the Repurchase Right is assigned to the successor entity (or parent company) in connection with a Change in Control, no accelerated vesting of the Purchased Shares shall occur upon such Change in Control, and the Repurchase right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Change in Control, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement. However, immediately upon an Involuntary Termination of Participant's Service within twelve (12) months following the Change in Control, the Repurchase Right shall terminate automatically with respect to the Purchased Shares in an amount equal to the number of Purchased Shares that would have become vested during the twelve (12)-month period following the Involuntary Termination in accordance with the Vesting Schedule indicated in the Issuance Agreement if the Participant had remained in Service through that date.

          2. For purposes of this Addendum the following definitions shall be in effect:

               (i) An INVOLUNTARY TERMINATION shall mean the termination of Participant's Service by reason of:

                    (A) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                    (B) Participant's voluntary resignation following (A) a change in Participant's position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces Participant's level of responsibility, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more

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          than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

               (ii) MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Participant in the Service of the Corporation (or any Parent or Subsidiary).

          IN WITNESS WHEREOF, DoubleClick, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

                                  DOUBLECLICK, INC.


                                  By: ______________________________________

                                  Title: ___________________________________



EFFECTIVE DATE: ___________________, 199_


                                      2.